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                                                                   Exhibit 99.a

FOR IMMEDIATE RELEASE                                   CONTACT: Greg Strzynski
April 6, 2006                                             PHONE:   989-725-8354

                       SPORTS RESORTS INTERNATIONAL, INC.
              ANNOUNCES RESULTS OF TENDER OFFER, FILES TO TERMINATE
                           REGISTRATION OF SHARES WITH
                       SECURITIES AND EXCHANGE COMMISSION

OWOSSO, Mich. - Sports Resorts International, Inc. (the "Company") (OTCBB: SPRI) today announced the final results of its tender offer to purchase any and all of the Company's outstanding common stock at a price of $1.00 per share net to sell in cash, without interest. The Company commenced the tender offer on March 1, 2006 and it expired at 5:00 pm, Eastern Time on March 29, 2006.

A total of 767,982 shares were properly tendered and not withdrawn. The Company has accepted for purchase all 767,982 shares at a price of $1.00 per share. Payment for shares accepted for purchase will be made promptly. Donald J. Williamson and his wife and children, who together beneficially own 98 percent of the Company's aggregate outstanding stock, did not tender any of the shares held by them. Following the expiration of the Offer, the Company filed a Form 15 with the Securities and Exchange Commission to terminate the registration of its shares under the Securities Exchange Act of 1934.

Currently, the Company through its wholly-owned subsidiaries, manufacturers and markets high-quality drop-in bedliners and other truck accessories for the original equipment manufacturers and automotive aftermarket business and owns and operates a multi-purpose motor-sports facility located near Brainerd, Minn.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations at 989-725-8354.


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